Exhibit 3.1

RHYTHM PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RHYTHM PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Rhythm Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is Rhythm Pharmaceuticals, Inc., that this corporation was formerly known as Rhythm Metabolic, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on February 26, 2013.

2.                                      That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is RHYTHM PHARMACEUTICALS, INC. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 274,366,209 shares of common stock, $0.001 par value per share (“Common Stock”), and (ii) 159,616,209 shares of preferred stock, $0.001 par value per share.

FIFTH:  The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.                                    COMMON STOCK

1.                                      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock (as defined in the first paragraph of Part B of this Article Fifth) set forth herein.

2.                                      Increase or Decrease in Authorized Number.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of capital stock of the Corporation that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.                                      Voting.  Except as otherwise required by law, and subject to the voting rights provided to the holders of Preferred Stock, the holders of Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder.

4.                                      Dividend, Liquidation and Other Rights.  Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.  Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the General Corporation Law, the holders of Common Stock shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors of the Corporation (the “Board”), out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock or of any other class or series of stock ranking senior to the Common Stock upon liquidation of the specific preferential amounts which they are entitled to receive upon such liquidation.

B.                                    PREFERRED STOCK

The Corporation hereby designates (x) 80,950,000 shares of preferred stock of the Corporation as Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below in this Certificate of Incorporation, and (y) 78,666,209 shares of preferred stock of the Corporation as Series A-1 Junior Preferred Stock, $0.001 par value per share (the “Series A-1 Junior Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below in this Certificate of Incorporation.  The term “Preferred Stock,” as used in this Certificate of Incorporation, shall mean, as the context may require or permit, either or both of the Series A Preferred Stock and the Series A-1 Junior Preferred Stock.  Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fifth refer to sections and subsections of Part B of this Article Fifth.

1.                                      Dividends.

1.1.                            From and after the date of the issuance of any share of Series A Preferred Stock, cash dividends at the rate per annum of $0.08 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization (collectively, “Recapitalizations”) with respect to the Series A Preferred Stock) shall accrue on each such outstanding share of Series A Preferred Stock (the “Series A Accruing Dividends”).  Series A Accruing Dividends shall accrue quarterly in arrears on the last day of each calendar quarter, whether or not declared, and shall be cumulative; provided, however, that except as set forth in Subsection 1.2 and Section 2, the Corporation shall be under no obligation to pay such Series A Accruing Dividends unless and until, and such Series A Accruing Dividends shall be payable only when, as, and if, declared by a majority vote of the Board.

1.2.                            Except as set forth in Section 2 and except for dividends on shares of Common Stock payable in shares of Common Stock to which the provisions of Section 4.6 are applicable, the Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than Series A Preferred Stock) unless (in addition to obtaining any consents required elsewhere in this Certificate of Incorporation) the holders of Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Series A Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock, Series A-1 Junior Preferred Stock or any other class or series of capital stock (other than Series A Preferred Stock) that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of Common Stock, Series A-1 Junior Preferred Stock or such other class or series of capital stock determined, if applicable, as if all shares of Series A-1 Junior Preferred Stock or such other class or series of capital stock had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of capital stock that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any Recapitalization with respect to such class or series of capital stock) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined in Subsection 1.3 below) of the Series A Preferred Stock; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend per share of Series A Preferred Stock.

1.3.                            The term “Series A Original Issue Price” shall mean $1.00 per share of Series A Preferred Stock, subject to appropriate adjustment in the event of any Recapitalization with respect to the Series A Preferred Stock that is effected at any time after the Series A-1 Original Issue Date (as defined in Subsection 4.4.1).  The term “Series A-1 Original Issue Price” shall mean $0.75 per share of Series A-1 Junior Preferred Stock, subject to appropriate adjustment in the event of any Recapitalization with respect to the Series A-1 Junior Preferred Stock that is effected at any time after the Series A-1 Original Issue Date.  The term “Original Issue Price” shall mean, as the context may require or permit, either or both of the Series A Original Issue Price and Series A-1 Original Issue Price.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1                               Preferential Payments to Holders of Series A Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or Series A-1 Junior Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii)  such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).  If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of each outstanding share of Series A Preferred Stock the full amount of the Series A Liquidation Amount, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2                               Payments to Holders of Series A-1 Junior Preferred Stock and Common Stock.  In the event of any Liquidation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Series A-1 Junior Preferred Stock and the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder, treating for this purpose all shares of Series A-1 Junior Preferred Stock as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such Liquidation.

2.3                               Deemed Liquidation Events.

2.3.1                     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Series A Preferred Stock, voting exclusively as a separate class (the “Requisite Series A Holders”), elect otherwise by written notice sent to the Corporation at least two (2) business days prior to the effective date of any such event:

(a)                                 the acquisition of the Corporation by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization,

merger or consolidation effected exclusively for the purpose of changing the domicile of the Corporation), or any acquisition, transaction or series of related transactions in which

(i)                                     the Corporation is a constituent party or

(ii)                                  a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such acquisition or transaction or series of related transactions, and the holders of the shares of capital stock of the Corporation outstanding immediately prior to such acquisition, transaction or series of related transactions will, immediately after such acquisition, transaction or series of related transactions (by virtue of securities issued in such acquisition, transaction or series of related transactions), not continue to represent, or are converted into or exchanged for shares of capital stock that do not represent, immediately following such acquisition, transaction or series of related transactions, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such acquisition, transaction or series of related transactions, the parent corporation of such surviving or resulting corporation; provided, however, that any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or indebtedness of the Corporation is cancelled or converted (or a combination thereof) shall not be deemed to be a Liquidation;

(b)                                 the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2                     Effecting a Deemed Liquidation Event.

(a)                                 The Corporation shall not have the power to effect or be a party to any Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the definitive agreement, including any plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)                                 In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock, and (ii) if the Requisite Series A Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount.  If the Available Proceeds are not sufficient to redeem all of each holder’s outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s outstanding shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the outstanding shares of Series A Preferred Stock to be redeemed if the Available Proceeds were sufficient to redeem all such outstanding shares of Series A Preferred Stock, and shall redeem the remaining shares of Series A Preferred Stock to have been redeemed as soon as the Corporation has funds legally available therefor.

(c)                                  Upon redemption of  the Series A Preferred Stock pursuant to Subsection 2.3.2(b), each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing all of such holder’s shares of Series A Preferred Stock to be redeemed (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the written notice sent by the Corporation pursuant to Subsection 2.3.2(b), and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.  If the redemption price payable with respect to any shares of Series A Preferred Stock redeemed pursuant to Subsection 2.3.2(b) is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then, notwithstanding that the certificates evidencing any of such shares of Series A Preferred Stock so redeemed shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such redemption and all rights with respect to such shares shall forthwith after such redemption terminate, except only the right of the holders to receive the redemption price without interest upon surrender of any such certificate or certificates therefor (or, if applicable, a lost certificate affidavit and agreement reasonably acceptable to the Corporation).

(d)                                 Prior to the distribution or redemption provided for in this Subsection 2.3.2, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.3                     Amount Deemed Paid or Distributed.  If the amount deemed paid or distributed under this Subsection 2.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a)                                 For securities not subject to investment letters or other similar restrictions on free marketability,

(i)                                     if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such Deemed Liquidation Event;

(ii)                                  if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such Deemed Liquidation Event; or

(iii)                               if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)                                 The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

2.3.4                     Allocation of Escrow and Contingent Consideration.  In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow, retained as holdback or is payable to the stockholders of the Corporation only upon satisfaction of contingencies (the “Additional Consideration”), the Corporation shall cause the Merger Agreement to provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2, treating the previous payment of the Initial Consideration (and any prior payment of Additional Consideration) as part of the same transaction with such distribution of Additional Consideration.  For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

2.3.5                     No Impairment or Circumvention. Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not through any reorganization, transfer of assets, merger, dissolution, redemption, issue or sale of securities, declaration or payment of any dividend or distribution or any other voluntary action: (i) avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation in respect of the payment of the Series A Liquidation Amount; or (ii) circumvent the rights of the holders of the Series A Preferred Stock to receive the Series A Liquidation Amount.

3.                                      Voting.

3.1                               General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled, with respect to each share of Preferred Stock, to cast the number of votes equal to the number of whole shares of Common Stock into which such share of Preferred Stock held by such holder is convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2                               Election of Directors.  The holders of record of the outstanding shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Preferred Director”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors. The Series A Preferred Director may be removed without cause by, and only by, the affirmative vote of the Requisite Series A Holders, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  If the holders of shares of Series A Preferred Stock fail to elect the director they are entitled to elect, voting exclusively and as a separate class, pursuant to the foregoing provisions of this Subsection 3.2, then such directorship not so filled shall remain vacant until such time as the holders of Series A Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of Series A Preferred Stock, voting exclusively and as a separate class on an as-converted to Common Stock basis.  The holders of record of the shares of Series A Preferred Stock, Series A-1 Junior Preferred Stock, Common Stock and of any and all other classes or series of voting stock, exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class(es) or series, on an as-converted to Common Stock basis, entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class(es) or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class(es) or series or by any remaining director or directors elected by the holders of such class(es) or series pursuant to this Subsection 3.2.  For purposes of this Certificate of Incorporation, the term “Investor Directors” shall mean, collectively, those members of the Board that have been designated by, or that are serving on the Board because of the rights of, certain of the holders of capital stock of the Corporation to designate directors pursuant to that certain Amended and Restated Voting Agreement, dated on or about the Series A-1 Original Issue Date, by and among the Corporation, the holders of Preferred Stock and certain other stockholders of the Corporation that are parties thereto, as amended and in effect from time to time (the “Voting Agreement”).  The term “Investor Director” shall mean any one of the Investor Directors.

3.3                               Protective Provisions.

3.3.1                     The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders (as defined in Subsection 3.3.3 below), in each case given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)                                 liquidate, dissolve or wind-up all or substantially all of the business and affairs of the Corporation or any of its subsidiaries, cease to conduct all or any substantial part of the business of the Corporation or any of its subsidiaries, or consent to any of the foregoing, or enter into an agreement to do any of the foregoing or permit any of its subsidiaries to enter into an agreement to do any of the foregoing;

(b)                                 effect any merger or consolidation involving the Corporation or any of its subsidiaries, or effect any Deemed Liquidation Event, or consent to any of the foregoing or enter into an agreement to do any of the foregoing or permit any of its subsidiaries to enter into an agreement to do any of the foregoing;

(c)                                  sell, transfer, lease, grant an exclusive license with respect to, or otherwise dispose of, any material asset or business of the Corporation or any of its subsidiaries, or cause or permit any of its subsidiaries to do or enter into an agreement to do any of the foregoing;

(d)                                 increase or decrease the authorized number of shares of Common Stock or Preferred Stock of the Corporation;

(e)                                  extend, or permit any subsidiary to extend, any credit or guarantee in respect of any loan or grant of credit in excess of $500,000 individually or $1,000,000 in the aggregate;

(f)                                   dispose of any fixed assets or intellectual property having a fair market value of greater than $500,000;

(g)                                  create, authorize or designate, whether by reclassification or otherwise, of a new class or series of capital stock of the Corporation or any of its subsidiaries or of securities convertible into or exercisable or exchangeable for any such new class or series of capital stock of the Corporation or any of its subsidiaries;

(h)                                 create, authorize or issue any debt security, or incur any new indebtedness for borrowed money, or permit any subsidiary to authorize or issue any debt security or to incur any new indebtedness for borrowed money, in excess of $500,000 individually or $1,000,000 in the aggregate;

(i)                                     purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (1) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (2) dividends or distributions paid or declared by any subsidiary on shares of capital stock of such subsidiary held by the Corporation, (3) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at a price no greater than the lower of the original purchase price thereof and the then-current fair market value thereof, and (4) repurchases by any subsidiary of any stock of such subsidiary held by the Corporation;

(j)                                    increase or decrease the authorized number of members of the Board;

(k)                                 acquire all or substantially all of the business or assets of any other entity, including by way of exclusive license, or permit any of the subsidiaries of the Corporation to do any of the foregoing;

(l)                                     adopt or approve any new equity incentive plan of the Corporation or adopt or approve any amendment or modification to any existing equity incentive plan of the Corporation, except for the adoption or approval of any such new equity incentive plan of the Corporation or any such amendment or modification to any existing equity incentive plan of the Corporation approved by the Board, provided that such approval by the Board includes the affirmative vote or approval of at least a majority of the Investor Directors;

(m)                             change in any material respect the line of business of the Corporation or any of its subsidiaries;

(n)                                 create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(o)                                 enter into any transaction, or permit any of its subsidiaries to enter into any transaction, with any of the Corporation’s founders, officers or directors or with any of the officers, managers or employees of Rhythm Holding Company, LLC (“Parent”), except for (1) any transaction in the ordinary course of business of the Corporation or any of its subsidiaries and (2) any transaction approved by a majority of those members of the Board that are disinterested with respect to such transaction; or

(p)                                 amend, alter, waive or repeal any provision of this Certificate of Incorporation or Bylaws of the Corporation if such amendment, alteration, waiver or repeal adversely affects the rights, preferences or privileges of any series of Preferred Stock.

3.3.2                     The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, in each case given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter, waive or repeal any provision of this Certificate of Incorporation or Bylaws of the Corporation if such amendment, alteration, waiver or repeal would adversely affect the preferences, privileges, rights or powers of the Series A Preferred Stock (regardless of whether the preferences, privileges, rights or powers of any other class or series of capital stock of the Corporation are correspondingly affected);

(b)                                 reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, redemption rights or voting rights, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege, or reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, redemption rights or voting rights, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege; or

(c)                                  increase or decrease the number of authorized shares of Series A Preferred Stock.

3.3.3                     For purposes of this Certificate of Incorporation, the term “Requisite Holders” shall mean the holders of a majority of all shares of Preferred Stock and Common Stock outstanding then held by all holders of Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis, and for this purpose, disregarding and treating as if they were not issued or outstanding any shares of Common Stock then outstanding that are held by officers, managers, employees, consultants or advisors of the Corporation or Parent or by transferees of any such officers, managers, employees, consultants or advisors.

4.                                      Optional Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratio.  Each outstanding share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by (i) in the case of the Series A Preferred Stock, dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the Conversion Time (as defined in Subsection 4.3.1 below) and (ii) in the case of the Series A-1 Junior Preferred Stock, dividing the Series A-1 Original Issue Price by the Series A-1 Conversion Price (as defined below) in effect at the Conversion Time.    The “Series A Conversion Price” shall initially be equal to $1.00; and the “Series A-1 Conversion Price” shall initially be equal to $0.75.  The Series A Conversion Price and the Series A-1 Conversion Price are collectively referred to as the “Conversion Prices” and each individually as a “Conversion Price”.  The Conversion Price of each series of Preferred Stock, and the rate at which shares of each series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section 4.

4.1.2                     Termination of Conversion Rights. In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2                               Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of any shares of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of the particular series of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                               Mechanics of Conversion.

4.3.1                     Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent).  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement), or with respect to any conversion conditioned upon the consummation of any Liquidation, the close of business on the date of such Liquidation, shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2                     Reservation of Shares.  The Corporation shall at all times when Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price of any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3                     Effect of Conversion.  All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon.  The shares of any series of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series of Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

4.3.4                     No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made for any declared but unpaid dividends on the shares of such applicable series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5                     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                               Adjustments to Series A Conversion Price for Diluting Issues.

4.4.1                     Special Definitions.  For purposes of this Article Fifth, the following definitions shall apply:

(a)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)                                 “Series A-1 Original Issue Date” shall mean the date on which the first share of Series A-1 Junior Preferred Stock was issued.

(c)                                  “Exchange Agreement” shall mean that certain Exchange Agreement, dated on or about the Series A-1 Original Issue Date, by and among the Corporation and Parent, as amended and in effect from time to time.

(d)                                 “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(e)                                  “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series A-1 Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)                                     shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on any series of Preferred Stock, provided that, in the case of any such dividend or distribution on shares of Series A-1 Junior Preferred Stock, the Corporation complies with all of the applicable provisions of Subsection 1.2 hereof;

(ii)                                  shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)                               shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including the affirmative approval, consent or vote of a majority of the Investor Directors;

(iv)                              shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities (including, without limitation, any series of Preferred Stock), in each case provided such issuance is pursuant to the terms of such Option or Convertible Security (including, without limitation, such series of Preferred Stock);

(v)                                 shares of Common Stock issued by the Corporation in connection with the Corporation’s initial public offering;

(vi)                              any and all shares of Series A-1 Junior Preferred Stock issued or issuable pursuant to the Exchange Agreement (as defined in this Subsection 4.4.1);

(vii)                           shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including the affirmative approval, consent or vote of a majority of the Investor Directors;

(viii)                        shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including the affirmative approval, consent or vote of a majority of the Investor Directors;

(ix)                              shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the

Board, including the affirmative approval, consent or vote of a majority of the Investor Directors; or

(x)                                 shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board, including the affirmative approval, consent or vote of a majority of the Investor Directors.

4.4.2                     No Adjustment of Series A Conversion Price.  No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Series A Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3                     Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the Series A-1 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series A Conversion Price subject to such readjustment to an amount which exceeds the lower of (i) the Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or

(ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before Series A-1 Original Issue Date), are revised after the Series A-1 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4, such Series A Conversion Price shall be readjusted to the Series A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4                     Adjustment of the Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series A-1 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)                                 “CP2” shall mean the Series A Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)                                 “CP1” shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)                                  “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)                                 “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5                     Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board, including the Series A Preferred Director and a majority of the other Investor Directors; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board, including the Series A Preferred Director and a majority of the other Investor Directors.

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)                                     the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6                     Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series A-1 Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series A-1 Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the applicable series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7                               Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of each series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.8                               Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not all outstanding Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each outstanding share of each series of Preferred Stock not so converted shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.  For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of any series of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the outstanding shares of any series of Preferred Stock in any such appraisal proceeding.

4.9                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the applicable series of Preferred Stock is convertible as a result of such adjustment or readjustment) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of each series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Preferred Stock.

4.10                        Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of any series of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of each series of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of any series of Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to each series of Preferred Stock and the Common Stock.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.                                      Mandatory Conversion.

5.1                               Trigger Events.  Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $1.00 per share (subject to appropriate adjustment in the event of any Recapitalization with respect to the Common Stock that is effected at any time after the Series A-1 Original Issue Date) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation or (b) the date and time specified by, or upon the occurrence of an event specified by, the Requisite Series A Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate applicable to each series of Preferred Stock, as calculated pursuant to Subsection 4.1.1, and (ii) such shares may not be reissued by the Corporation.

5.2                               Procedural Requirements.  All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all shares of Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to any shares of Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for any shares of Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such mandatory conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.  Such converted shares of any series of Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series of Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

6.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7.                                      Waiver.  Except to the extent otherwise expressly provided elsewhere in this Certificate of Incorporation, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of holders of a majority of the outstanding shares of such series of Preferred Stock.

8.                                      Notices.  Any notice required or permitted by the provisions of this Article Fifth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

SIXTH:  Subject to any additional vote required by this Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SEVENTH:  Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

EIGHTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ELEVENTH:    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Eleventh shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TWELFTH:  The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

THIRTEENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Thirteenth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Thirteenth (including, without limitation, each portion of any sentence of this Article Thirteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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3.                                      That the foregoing amendment and restatement of the Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.                                      That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

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IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 21st day of August, 2017.

By:	/s/ Keith Gottesdiener
Keith Gottesdiener, Chief Executive Officer